                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM 11-K

(Mark One)

[X]  ANNUAL REPORT  PURSUANT TO SECTION 15(d) OF THE SECURITIES  EXCHANGE ACT OF
     1934

     For the fiscal year ended  December 31, 2006
                               -------------------------------------------------

                                       OR

[ ]  TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES  EXCHANGE ACT
     OF 1934

     For the transition period from                      to
                                    --------------------    --------------------

                        Commission file number 333-12551
                                               ---------

A.   Full title of the plan and the address of the plan, if different  from that of the issuer named below:

                  Home Properties, Inc. Retirement Savings Plan
                  ---------------------------------------------

B.   Name of issuer of the securities  held pursuant to the plan and the address of its principal executive office:

                              Home Properties, Inc.
                               850 Clinton Square
                            Rochester, New York 14604

                              REQUIRED INFORMATION

     The Home Properties  Retirement Savings Plan (the "Plan") is subject to the
Employee Retirement Security Income Act of 1974 ("ERISA"). Therefore, in lieu of the  requirements  of Items  1-3 of Form  11-K,  the  financial  statements  and schedules  of the Plan for the two fiscal  years  ending  December  31, 2006 and
2005,  which have been  prepared  in  accordance  with the  financial  reporting requirements  of ERISA,  are filed  herewith  as Exhibit  99.1 and  incorporated herein by reference.

                                    EXHIBITS

Exhibit
Number    Description
-------   -----------

99.1      Financial Statement and Schedules of the Plan for the two fiscal years ending December 31, 2006 and 2005

99.2      Consent of Insero & Company CPAs, P.C., independent accountants.

                                   SIGNATURES

     The Plan.  Pursuant to the  requirements of the Securities  Exchange Act of
1934, the trustees (or other persons who  administer the employee  benefit plan)
have  duly  caused  this  annual  report  to be  signed  on  its  behalf  by the undersigned hereunto duly authorized.

                              HOME PROPERTIES RETIREMENT SAVINGS PLAN

                              Date:    June 27, 2007

                              By:      /s/ David P. Gardner
                                       -------------------------------------
                              Name:    David P. Gardner
                              Title:   Chairman of the Administrative Committee,
                                       the Administrator of the Plan